SUBSIDIARIES OF THE REGISTRANT

FutureOne, Inc., a Nevada corporation - (Parent)

  AMCOM LLC, a Colorado Limited Liability Company

  OPEC CORP., a Colorado corporation

  FUTUREONE, INC., an Arizona corporation (Parent)

    NeighborComm, Inc., an Arizona corporation